Execution

AMENDMENT NO. 1 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to Executive Employment Agreement dated January 28, 2011 (the “Agreement”) is entered into on June 14, 2012, and is between Polymer Group, Inc. (the “Company”) and Michael Hale (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.	Delete Section 1.1(a) of the Agreement and replace it with the following:

1.1 Term and Position.

a. PGI agrees to continue to employ Executive and Executive agrees to continue to be employed by PGI as Senior Vice President, Global Supply Chain of PGI. Executive shall have the normal duties, responsibilities, functions and authority of such position and shall devote full working time to the successful conduct of the business of PGI. Executive will report directly to the Chief Executive Officer of PGI and Executive’s specific duties shall be determined by the Chief Executive Officer and the Board of Directors of PGI (the “Board”).

2.	Delete Sections 1.2(a) and 1.2(b) of the Agreement and replace them with the following:

1.2 Compensation.

a. Base Compensation. For all services rendered by Executive during the Term, Executive shall receive base compensation at a rate of $275,002 per annum (“Base Compensation”), payable in accordance with PGI’s then existing payroll practices, less such deductions as are authorized or required by law. Executive’s Base Compensation shall be subject to review annually by the Board.

b. Bonus. Executive shall be entitled to receive an annual bonus pursuant to a short-term cash incentive bonus plan (a “Bonus Plan”) to the extent such a plan is implemented for any given year during the Term, on terms no less favorable than the terms under which other members of senior management participate (any such bonus, the “Annual Bonus”). During each fiscal year, Executive’s target Annual Bonus under any such Bonus Plan will be, and shall not exceed, 40% of Base Compensation, and the maximum Annual Bonus payable to Executive will be 80% of Base Compensation. The amount of the Annual Bonus, if any, shall be based on annual performance goals to be established by the Board in consultation with the Chief Executive Officer. PGI is under no obligation to establish a Bonus Plan for any given year, and no Annual Bonus shall be payable in respect of any fiscal year in which Executive’s employment is terminated, except to the extent expressly provided in Article II.

3.	Insert the following as Section 1.5 of the Agreement:

1.5 Transition Compensation. As a result of Executive’s transition of responsibilities from the office of Chief Operating Officer to the office of Senior Vice President, Global Supply Chain, Executive shall receive the following transition compensation during the Transition Support Period (defined herein).

a. Transition Support Period. The transition support period begins on May 1, 2012 and ends on December 31, 2013 (the “Transition Support Period”).

b. Transition Support Compensation. In addition to Executive’s Base Compensation, Executive shall receive a monthly payment of $13,050 each month during the Transition Support Period (the “Transition Support Compensation”), payable in accordance with PGI’s then existing payroll practices, less such deduction as are authorized or required by law.

c. Transition Support Bonus. In addition to Executive’s eligibility for an Annual Bonus under the Bonus Plan, Executive shall be eligible to receive an annual transition support bonus equal to the sum of (i) a target of 15% up to a maximum of 30% of Base Compensation and (ii) a target of 55% up to a maximum of 110% of Transition Support Compensation, for each fiscal year or portion thereof during the Transition Support Period (the “Transition Support Bonus”). The amount of the Transition Support Bonus for each fiscal year, if any, shall be based on performance goals to be established by the Board in consultation with the Chief Executive Officer and shall be payable at the same time as any payments are made to other members of senior management under the Bonus Plan.

4.	Delete Section 2.1(b) of the Agreement and replace it with the following:

b. Involuntary Termination. Involuntary termination at PGI’s option may occur for any reason whatsoever, including termination without Cause, in the sole discretion of the Board (“Involuntary Termination”).

(1) Upon an Involuntary Termination during the Transition Support Period, Executive shall be entitled to receive from PGI, in lieu of severance payments under any other plan or program of PGI, (i) an amount equal to 1.5 times the sum of (A) Executive’s Base Compensation plus Transition Support Compensation and (B) target Annual Bonus plus Transition Support Bonus, each as in effect immediately prior to the date of Executive’s termination (the “Severance Amount”); (ii) the Annual Bonus and Transition Support Bonus for the fiscal year in which the termination date occurred, determined by the Committee as though Executive had continued to be employed through the end of the fiscal year in which the termination date occurred, multiplied by a fraction equal to the number of days of employment completed by Executive during the fiscal year in which the termination date occurred divided by 365 (the “Pro Rata Bonus”); (iii) any Annual Bonus and Transition Support Bonus for a completed fiscal year of PGI that has been earned but not yet been paid to Executive (the “Prior Year Earned Bonus”), in each case if and only if Executive has executed and delivered to PGI the General Release substantially in form and substance as set forth in Exhibit A attached hereto no later than the 45th day following the termination date and only so long as Executive has not breached the provisions of Article 3 or Section 4.1 hereof and does not apply for unemployment compensation chargeable to PGI during the period from the date of termination through the date that is 18 months following the date of termination (the “Severance Period”). The Severance Amount payable pursuant to this Section 2.1(b)(1) and the Prior Year Earned Bonus shall be paid in eighteen equal monthly installments, beginning on the 53rd day following the termination date, and the second installment on the 60th day following the termination date and each other installment payable each month thereafter during the Severance Period. The Pro Rata Bonus shall be payable at such time any annual bonuses in respect of the fiscal year in which the termination date occurs are paid to senior executives of PGI. The amounts payable pursuant to this Section 2.1(b)(1) shall not be reduced by the amount of any compensation Executive receives with respect to any other employment during the Severance Period.

(2) Upon an Involuntary Termination after the Transition Support Period and on or before January 31, 2014, Executive shall be entitled to receive from PGI, in lieu of severance payments under any other plan or program of PGI, (i) an amount equal to the sum of (A) Executive’s Base Compensation plus Transition Support Compensation and (B) target Annual Bonus plus Transition Support Bonus, each as in effect immediately prior to the date of Executive’s termination (the “Severance Amount”); (ii) any Annual Bonus and Transition Support Bonus for a completed fiscal year of PGI that has been earned but not yet been paid to Executive (the “Prior Year Earned Bonus”), in each case if and only if Executive has executed and delivered to PGI the General Release substantially in form and substance as set forth in Exhibit A attached hereto no later than the 45th day following the termination date and only so long as Executive has not breached the provisions of Article 3 or Section 4.1 hereof and does not apply for unemployment compensation chargeable to PGI during the period from the date of termination through the date that is 12 months following the date of termination (the “Severance Period”). The Severance Amount payable pursuant to this Section 2.1(b)(2) shall be paid in twelve equal monthly installments, beginning on the 53rd day following the termination date, and the second installment on the 60th day following the termination date and each other installment payable each month thereafter during the Severance Period. The Prior Year Earned Bonus shall be paid at the same time as payments are made to other members of senior management under the Bonus Plan, but not earlier than the 53rd day following the termination date. The amounts payable pursuant to this Section 2.1(b)(2) shall not be reduced by the amount of any compensation Executive receives with respect to any other employment during the Severance Period.

(3) Upon an Involuntary Termination on or after February 1, 2014 and before the Term expires, Executive shall be entitled to receive from PGI, in lieu of severance payments under any other plan or program of PGI, (i) an amount equal to the sum of (A) Executive’s Base Compensation and (B) target Annual Bonus, each as in effect immediately prior to the date of Executive’s termination (the “Severance Amount”); and (ii) any Annual Bonus and Transition Support Bonus for a completed fiscal year of PGI that has been earned but not yet been paid to Executive (the “Prior Year

Earned Bonus”), in each case if and only if Executive has executed and delivered to PGI the General Release substantially in form and substance as set forth in Exhibit A attached hereto no later than the 45th day following the termination date and only so long as Executive has not breached the provisions of Article 3 or Section 4.1 hereof and does not apply for unemployment compensation chargeable to PGI during the period from the date of termination through the date that is 12 months following the date of termination (the “Severance Period”). The Severance Amount payable pursuant to this Section 2.1(b)(3) and the Prior Year Earned Bonus shall be paid in twelve equal monthly installments, beginning on the 53rd day following the termination date, and the second installment on the 60th day following the termination date and each other installment payable each month thereafter during the Severance Period. The amounts payable pursuant to this Section 2.1(b)(3) shall not be reduced by the amount of any compensation Executive receives with respect to any other employment during the Severance Period.

Upon any Involuntary Termination and continuing through the last day of the applicable Severance Period, PGI shall, at its expense, continue on behalf of the Executive and Executive’s dependants and beneficiaries, the medical, dental and hospitalization benefits provided to the Executive immediately prior to the date of termination. The coverage and benefits (including deductibles and costs) provided in this Section 2.1(b) shall be no less favorable to the Executive and Executive’s dependants and beneficiaries, than the coverage and benefits provided to other salaried employees under PGI’s benefit plans, as such plans may be amended from time to time. PGI’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case PGI may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Section 2.1(b) shall not be interpreted so as to limit any benefits to which the Executive, Executive’s dependants or beneficiaries may otherwise be entitled under any of PGI’s employee benefit plans, programs or practices following the termination of employment of the Executive, including without limitation, any applicable retiree life insurance benefits. Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Term shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA); provided, that for purposes of determining Executive’s rights under COBRA, the date of the later to occur of (x) the date of the termination or expiration of the Term or (y) the date of the final payment of any severance payments made pursuant to Section 2.1(b) above, shall be deemed to be the qualifying event for such purpose. PGI may offset any amounts Executive owes it or its subsidiaries against any amounts it or its subsidiaries owes Executive hereunder. Other than what is provided in this Section 2.1(b) Executive shall not be entitled to any other salary, compensation or benefits as a result of an Involuntary Termination.

5.	Insert the following as Section 2.2(c) of the Agreement:

c. Transition Support. Notwithstanding Section 2.2(b), a voluntary termination by Executive after the Transition Support Period and on or before January 31, 2014, shall be deemed an Involuntary Termination.

6.	Delete Section 4.11 of the Agreement and replace it with the following:

4.11 Acknowledgement and Waiver. The parties expressly acknowledge and agree that neither the occurrence of the Acquisition nor any changes to Executive’s title or duties in connection with PGI ceasing to be a public company nor any changes resulting from a modification of this Agreement pursuant to Section 4.9, shall constitute the basis for “Good Reason” under Section 2.2(a) of this Agreement, the CiC Severance Agreement, or any other agreement or understanding between Executive and PGI or any of its affiliates. Executive hereby irrevocably relinquishes and waives any and all rights that the Executive would possess in respect of any benefit, payment, or acceleration of benefit to which Executive would otherwise be entitled if the occurrence of the Acquisition, or any change to Executive’s title or duties in connection with PGI ceasing to be a public company, or any changes resulting from a modification of this Agreement pursuant to Section 4.9, were deemed to constitute “Good Reason” under Section 2.2(a) of this Agreement or any other agreement or understanding between Executive, PGI, or any of its affiliates.

7.	Except as modified by the foregoing, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

POLYMER GROUP, INC.

By:
MICHAEL HALE

Name:	Veronica M. Hagen
Title:	President and CEO